Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Solid FY20 Results

Launches long-term EPS growth target of 5-7% and 5-year, $3.0 billion capital investment plan

ST. LOUIS (Nov. 18, 2020) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2020 full year ended September 30. Highlights include:

•	Net income of $89 million ($1.44 per diluted share) compared to $185 million ($3.52 per share) in fiscal 2019
•	Net economic earnings (NEE)* of $208 million ($3.76 per share), up from $195 million ($3.73 per share) a year ago
•	Long-term NEE per share growth raised to 5-7%; expect fiscal 2021 NEE per share of $4.00 - $4.20
•	Capital spend plan through 2025 supports commitment to infrastructure upgrades and sustainability

“Thanks to the commitment and resilience of our employees, Spire delivered a strong year for our shareholders, customers and communities. Even during the coronavirus, we focused on our strategic priorities and achieved further gains in the safety and integrity of our natural gas delivery system, customer service, and reductions in methane emissions, in keeping with our sustainability commitment to achieve carbon neutrality by midcentury. Even with the immense challenges—health, social and economic—we pulled together as a company to ensure the safety and well-being of our workforce, customers and communities. And, I’m proud to say, through it all, we applied our innovative thinking to establish new ways to help our customers stay connected to the energy they need,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Looking ahead, we’ll continue to invest in and innovate around enhancing our operating performance including customer service, and delivering on our ESG commitments, while achieving targeted earnings growth of 5-7%.”

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings* by Segment
Gas Utility	$213.4	$199.8
Gas Marketing	9.1	19.4
Other	(14.7)	(24.1)
Total	$207.8	$195.1	$3.76	$3.73
Impairments, pre-tax	(148.6)	—	(2.89)	—
Provision for ISRS rulings, pre-tax	—	(12.2)	—	(0.23)
All other adjustments, including tax effects	29.4	1.7	0.57	0.02
Net Income	$88.6	$184.6	$1.44	$3.52
Weighted Average Diluted Shares Outstanding	51.3	50.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2020, we reported consolidated net income of $88.6 million ($1.44 per diluted share) compared to $184.6 million ($3.52 per share) in the prior-year period. The decrease reflects after-tax impairment charges of $117.3 million ($2.28 per share) recorded in the third quarter of fiscal 2020.

On a net economic earnings (NEE) basis, Spire reported $207.8 million ($3.76 per share), up from $195.1 million ($3.73 per share) a year ago. This increase reflects improved performance at our Gas Utility segment, along with a higher contribution from Spire STL Pipeline and improved operating results from Spire Storage. These benefits were partially offset by lower Gas Marketing earnings. Net income and NEE per share were both impacted by the preferred dividends and the common stock issued over the last twelve months.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For fiscal 2020, this segment reported NEE of $213.4 million, up from $199.8 million a year ago. This increase reflects a higher contribution margin and lower operating expenses, partially offset by higher depreciation expense.

Fiscal 2020 contribution margin increased by $33.6 million, reflecting an increase of $20.2 million in Infrastructure System Replacement Surcharge (ISRS) run-rate revenues (and a $10.0 million net year-over-year favorable impact from the provisions for ISRS rulings booked in fiscal 2019), and rate adjustments under the Rate Stabilization and Equalization (RSE) mechanism at Spire Alabama. These positive factors were partially offset by $5.4 million lower volumetric margins (net of weather mitigation).

Operation and maintenance (O&M) expenses in fiscal 2020 decreased by $20.4 million compared to the prior-year period, including the impact of a $9.1 million year-over-year reclassification of certain postretirement benefit costs to other income and expense (no impact on net income). Excluding this adjustment, O&M expenses decreased by $11.3 million, primarily due to lower bad debt expense in Spire Alabama and lower operations and employee-related costs. These amounts reflect the deferral of certain expenses for Spire Missouri pursuant to the Accounting Authority Order (AAO) from the Missouri Public Service Commission (MoPSC) discussed in Regulatory Matters later in this release. Depreciation and amortization expense rose by $10.3 million due to ongoing capital investment across our utilities.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services primarily across the central and southern United States. Fiscal 2020 Gas Marketing NEE, which excludes mark-to-market and fair value adjustments, was $9.1 million, a decrease of $10.3 million from the prior year. Current year results reflect the benefit of higher volumes that was more than offset by higher costs incurred in fiscal 2020 for incremental storage capacity (whose value will not be realized until fiscal 2021), as well as less favorable market conditions.

Other

Other gas-related operations and corporate costs were $14.7 million, a $9.4 million improvement from a year ago. The improvement was driven by an increase in earnings from Spire STL Pipeline and improved operating results from Spire Storage.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Loss* by Segment
Gas Utility	$(8.4)	$(20.9)
Gas Marketing	(2.2)	1.6
Other	(4.7)	(4.4)
Total	$(15.3)	$(23.7)	$(0.37)	$(0.54)
Provision for ISRS rulings, pre-tax	—	(12.2)	—	(0.23)
All other adjustments, including tax effects	(4.4)	1.6	(0.08)	0.03
Net Loss	$(19.7)	$(34.3)	$(0.45)	$(0.74)
Weighted Average Diluted Shares Outstanding	51.6	50.9

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Our gas utility business is seasonal in nature, with earnings concentrated during the winter heating season. As a result, we typically report a loss in our fiscal fourth quarter ended September 30. For the fourth quarter of fiscal 2020, we reported a consolidated net loss of $19.7 million ($0.45 per diluted share), compared to a prior year net loss of $34.3 million ($0.74 per share) that included a $9.3 million after-tax provision for the Missouri ISRS rulings that was settled earlier in fiscal 2020.

On a NEE basis, the quarterly loss was $15.3 million ($0.37 per share) compared to a loss of $23.7 million ($0.54 per share) in the prior-year period. The lower loss is due to improved results from Gas Utility, partially offset by a loss at Spire Marketing.

Gas Utility

Gas Utility reported a loss on a NEE basis of $8.4 million, compared to a loss of $20.9 million in the prior year. Excluding the prior year impact of ISRS rulings, a higher contribution margin and lower O&M expenses were partially offset by higher depreciation.

Contribution margin increased $20.5 million over the prior-year period, or $8.3 million after removing the impact of the prior year ISRS ruling provision, reflecting an increase of $5.0 million in ISRS run-rate revenues, along with higher usage and modest customer growth totaling $3.1 million.

O&M expenses of $101.4 million were down $10.0 million compared to the prior year as a result of lower bad debt in Spire Alabama and lower operations, outside services, and employee-related costs. Spire Missouri deferred bad debt cost increases related to COVID-19, under the AAO (see discussion in Regulatory Matters). Depreciation and amortization expense increased by $2.3 million from last year, reflecting continued capital investment.

Gas Marketing

Fourth quarter net economic loss was $2.2 million, compared to NEE of $1.6 million in the prior year. Performance in the current-year period reflects the costs incurred in 2020 for incremental storage capacity, whose value will not be realized until the upcoming winter season in fiscal 2021, as well as less favorable market conditions.

Other

Other gas-related operations and corporate costs on a NEE basis for the fourth quarter were $4.7 million in fiscal 2020, essentially flat with a year ago, as higher corporate costs were offset by improved results from Spire Storage.

Earnings Guidance and Outlook

We have increased our long-term NEE per share earnings growth target to 5-7%, reflecting the expectation of continued consistent growth of our regulated businesses and improved contributions from Spire Marketing.

We have also increased our targeted capital investment to $3.0 billion for the 5-year period now extending to 2025. This plan, focused on infrastructure upgrades, technology and new business investments in our gas utilities, supports our commitments to provide safe, reliable and sustainable energy to our customers. These investments are anticipated to drive annual rate base growth of 7-8%, supported by pipeline replacement programs of up to 15 years in length. We expect more than 80% of our utility spend to be recovered in rates with minimal lag under regulatory mechanisms or reflected in earnings.

Consistent with our new long-term growth target, we expect fiscal 2021 NEE per share to be in the range of $4.00-$4.20 reflecting growth in our gas utilities and a higher contribution from Spire Marketing due to expansion of the business and the benefit of storage positions entered into during fiscal 2020. Capital expenditures for fiscal 2021 are expected to be $590 million.

Regulatory Matters

Resolution of Missouri ISRS matters

As previously reported, legislation clarifying the eligibility of pipeline replacement investments for ISRS recovery was passed in Missouri, effective August 28, 2020. Going forward, qualification for ISRS recovery will be based on safety criteria that calls for older, more leak-prone infrastructure (cast iron, bare steel) to be replaced.

Spire Missouri has successfully resolved the ISRS cases that had been appealed by the Office of Public Counsel, with no change to the amounts authorized to be collected. We have also been authorized additional annualized ISRS revenues for two requests filed with the MoPSC in 2020, including $11.1 million effective May 25, 2020 (February filing) and $7.0 million approved on November 12, 2020 (August filing). Spire Missouri’s annualized ISRS run-rate is now $47.3 million.

Missouri authorization to defer COVID-19 costs

On October 21, 2020, the MoPSC approved our request for an Accounting Authority Order (AAO) that allows Spire Missouri to track and defer extraordinary costs associated with COVID-19. As a result, Spire Missouri recorded net cost deferrals and established an associated regulatory asset of $3.8 million as of September 30, 2020, offsetting costs incurred earlier in the fiscal year for bad debts, enhanced cleaning and protective equipment required to ensure the safety of our employees and customers. These costs were offset, in part, by lower costs for travel, meals and training. Additionally, the AAO asks Spire Missouri to track lost fee revenues with these deferred costs and tracked revenues to be considered for rate recovery in our next general rate case.

Missouri rate case filing

Spire Missouri anticipates it will file its next rate case before the end of calendar year 2020, based on a required 60-day advance notice it filed with the MoPSC on October 8, 2020.

Since our last rate case, we have remained focused on providing even better service to customers while keeping our rates lower than they were 15 years ago. Although not required to file a rate case until October of next year, we determined now was the right time to file, given the impact of our rate base growth and other developments.

•	To make our system greener, safer and more reliable for our customers and communities, we have invested more than $850 million to modernize our gas infrastructure with the support of the MoPSC.
•	We plan to offer new programs and options that our customers want and expect, including renewable natural gas (RNG) to help us achieve carbon neutrality by midcentury.
•	Our customers are benefitting from a number of service enhancements, including an online portal, technology platform upgrades, and deployment of advanced metering.

The decision to file a rate case now also includes other considerations, including:

•	Spire Missouri West has hit its ISRS cap. We are seeking to reset the cap in order to continue to get timely recovery of the investment in our critically important infrastructure upgrade work.
•	It is time to join both sides of the state under one Spire Missouri tariff, to reflect the integrated utility we are today.

Alabama

On October 26, 2020, Spire Alabama made its annual RSE rate filing with the Alabama Public Service Commission (APSC), presenting the utility’s budget for the fiscal year ending September 30, 2021, including net income and a calculation of allowed return on average common equity (ROE). In fiscal 2020, Spire Alabama operated under an infrastructure replacement incentive called the Accelerated Infrastructure Modernization (AIM) mechanism. This incentive provides for a 10 basis-point increase in the allowed ROE of 10.4 percent in fiscal 2021 if a prescribed number of pipeline miles were replaced in fiscal 2020. Spire Alabama exceeded the threshold miles to be eligible for the AIM incentive, and accordingly, filed for a 10.5 percent ROE for fiscal 2021.

On October 23, 2020, Spire Gulf also made its annual RSE rate filing with the APSC based on its budget for fiscal 2021 and an allowed ROE of 10.7 percent.

The filings are currently being reviewed by the APSC, and we anticipate that new rates will be effective on or about December 1, 2020.

Balance Sheets and Cash Flow

In fiscal 2020, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at September 30, 2020, were $648.0 million, down from $743.2 million at September 30, 2019, reflecting stronger cash flow and the use of proceeds from long-term debt financing. Our working capital needs are seasonal in nature and typically peak during the winter. We retain significant capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. Spire had approximately $475 million of available liquidity at year end.

Net cash provided by operating activities was $469.9 million for the twelve months ended September 30, 2020, up from $450.9 million for fiscal 2019. The increase was largely driven by fluctuations in working capital balances.

Capital expenditures for fiscal 2020 were $638.4 million, down from $823.3 million in the prior year due to decreases in investment in Spire STL Pipeline, which was completed and placed into service in late 2019, and lower expenditures at Spire Storage. Capital expenditures for our gas utilities of $548 million were focused on pipeline upgrades that enabled us to further reduce methane emissions, as well as technology upgrades and new business.

For additional details on Spire’s results for the fourth quarter and full year of fiscal 2020, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2020 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, Nov. 18
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on Nov. 18 until Dec. 18, 2020, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10148490.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2019, other items included a provision for refunds to customers of amounts previously collected under MoPSC approved orders as a result of the November 2019 ISRS rulings against Spire Missouri. In fiscal 2020, adjustments for ISRS revenues reflect the regulatory settlement reached in the third quarter, such that the related GAAP provision for customer credit in fiscal 2020 is reflected in net economic earnings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. Adjusted long-term capitalization treats preferred stock as 50% debt and 50% equity, as rating agencies would treat preferred stock. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019

Operating Revenues	$251.9	$225.6	$1,855.4	$1,952.4
Operating Expenses:
Natural gas	64.2	57.3	696.1	840.3
Operation and maintenance	111.4	121.2	458.6	474.1
Depreciation and amortization	50.5	46.8	197.3	181.7
Taxes, other than income taxes	25.7	25.9	148.4	154.0
Impairments	—	—	148.6	—
Total Operating Expenses	251.8	251.2	1,649.0	1,650.1
Operating Income (Loss)	0.1	(25.6)	206.4	302.3
Interest Expense, Net	25.2	25.3	105.5	104.4
Other Income, Net	0.9	5.9	0.1	21.2
(Loss) Income Before Income Taxes	(24.2)	(45.0)	101.0	219.1
Income Tax (Benefit) Expense	(4.5)	(10.7)	12.4	34.5
Net (Loss) Income	(19.7)	(34.3)	88.6	184.6
Provision for preferred dividends	3.7	3.7	14.8	5.3
(Loss) income allocated to participating securities	(0.1)	(0.1)	0.1	0.4
Net (Loss) Income Available to Common Shareholders	$(23.3)	$(37.9)	$73.7	$178.9

Weighted Average Number of Shares Outstanding:
Basic	51.5	50.8	51.2	50.7
Diluted	51.6	50.9	51.3	50.8

Basic (Loss) Earnings Per Share	$(0.45)	$(0.75)	$1.44	$3.53
Diluted (Loss) Earnings Per Share	(0.45)	(0.74)	1.44	3.52
Dividends Declared Per Common Share	0.6225	0.5925	2.49	2.37

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2020	2019
ASSETS
Utility Plant	$6,766.3	$6,146.5
Less: Accumulated depreciation and amortization	2,086.2	1,794.5
Net Utility Plant	4,680.1	4,352.0
Other Property and Investments	504.0	550.1
Current Assets:
Cash and cash equivalents	4.1	5.8
Accounts receivable, net	253.3	289.6
Inventories	191.5	196.6
Other	141.7	122.5
Total Current Assets	590.6	614.5
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,294.9	931.0
Total Deferred Charges and Other Assets	2,466.5	2,102.6
Total Assets	$8,241.2	$7,619.2

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	1,600.8	1,556.8
Retained earnings	720.7	775.5
Accumulated other comprehensive loss	(41.2)	(31.3)
Total Shareholders' Equity	2,522.3	2,543.0
Temporary equity	3.4	3.4
Long-term debt (less current portion)	2,423.7	2,082.6
Total Capitalization	4,949.4	4,629.0
Current Liabilities:
Current portion of long-term debt	60.4	40.0
Notes payable	648.0	743.2
Accounts payable	243.3	301.5
Accrued liabilities and other	497.5	384.1
Total Current Liabilities	1,449.2	1,468.8
Deferred Credits and Other Liabilities:
Deferred income taxes	511.4	451.4
Other deferred credits and other liabilities	1,331.2	1,070.0
Total Deferred Credits and Other Liabilities	1,842.6	1,521.4
Total Capitalization and Liabilities	$8,241.2	$7,619.2

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2020	2019
Operating Activities:
Net income	$88.6	$184.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	197.3	181.7
Deferred income taxes and investment tax credits	9.0	31.8
Changes in assets and liabilities	166.8	56.8
Other	8.2	(4.0)
Net cash provided by operating activities	469.9	450.9

Investing Activities:
Capital expenditures	(638.4)	(823.3)
Business acquisitions	—	(7.9)
Other	6.8	(7.1)
Net cash used in investing activities	(631.6)	(838.3)

Financing Activities:
Issuance of preferred stock	—	242.0
Issuance of long-term debt	510.0	230.0
Repayment of long-term debt	(147.0)	(184.1)
(Repayment) issuance of short-term debt, net	(95.2)	189.6
Issuance of common stock	41.1	19.5
Dividends paid on common stock	(128.0)	(119.0)
Dividends paid on preferred stock	(14.8)	(3.4)
Other	(6.1)	(2.8)
Net cash provided by financing activities	160.0	371.8

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(1.7)	(15.6)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	5.8	21.4
Cash, Cash Equivalents, and Restricted Cash at End of Year	$4.1	$5.8

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2020
Net Loss [GAAP]	$(8.4)	$(6.6)	$(4.7)	$(19.7)	$(0.45)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	5.8	—	5.7	0.11
Income tax effect of adjustments (1)	0.1	(1.4)	—	(1.3)	(0.03)
Net Economic Loss [Non-GAAP]	$(8.4)	$(2.2)	$(4.7)	$(15.3)	$(0.37)

Three Months Ended September 30, 2019
Net (Loss) Income [GAAP]	$(30.2)	$0.3	$(4.4)	$(34.3)	$(0.74)
Adjustments, pre-tax:
Provision for ISRS rulings	12.2	—	—	12.2	0.23
Fair value and timing adjustments	—	1.8	—	1.8	0.04
Income tax effect of adjustments (1)	(2.9)	(0.5)	—	(3.4)	(0.07)
Net Economic (Loss) Earnings [Non-GAAP]	$(20.9)	$1.6	$(4.4)	$(23.7)	$(0.54)

Year Ended September 30, 2020
Net Income (Loss) [GAAP]	$213.6	$7.0	$(132.0)	$88.6	$1.44
Adjustments, pre-tax:
Impairment losses	—	—	148.6	148.6	2.89
Fair value and timing adjustments	(0.3)	2.8	—	2.5	0.05
Income tax effect of adjustments (1)	0.1	(0.7)	(31.3)	(31.9)	(0.62)
Net Economic Earnings (Loss) [Non-GAAP]	$213.4	$9.1	$(14.7)	$207.8	$3.76

Year Ended September 30, 2019
Net Income (Loss) [GAAP]	$190.5	$18.5	$(24.4)	$184.6	$3.52
Adjustments, pre-tax:
Provision for ISRS rulings	12.2	—	—	12.2	0.23
Fair value and timing adjustments	—	1.2	—	1.2	0.03
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	(2.9)	(0.3)	(0.1)	(3.3)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$199.8	$19.4	$(24.1)	$195.1	$3.73

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2020
Operating Income (Loss) [GAAP]	$4.7	$(8.9)	$4.3	$—	$0.1
Operation and maintenance expenses	101.4	2.9	10.2	(3.1)	111.4
Depreciation and amortization	48.5	0.3	1.7	—	50.5
Taxes, other than income taxes	25.2	0.2	0.3	—	25.7
Less: Gross receipts tax expense	(11.7)	(0.1)	—	—	(11.8)
Contribution Margin [Non-GAAP]	168.1	(5.6)	16.5	(3.1)	175.9
Natural gas costs	56.5	16.2	0.1	(8.6)	64.2
Gross receipts tax expense	11.7	0.1	—	—	11.8
Operating Revenues	$236.3	$10.7	$16.6	$(11.7)	$251.9

Three Months Ended September 30, 2019
Operating (Loss) Income [GAAP]	$(23.8)	$0.9	$(2.7)	$—	$(25.6)
Operation and maintenance expenses	111.4	3.2	9.3	(2.7)	121.2
Depreciation and amortization	46.2	0.1	0.5	—	46.8
Taxes, other than income taxes	25.4	0.2	0.3	—	25.9
Less: Gross receipts tax expense	(11.6)	(0.1)	—	—	(11.7)
Contribution Margin [Non-GAAP]	147.6	4.3	7.4	(2.7)	156.6
Natural gas costs	48.0	9.7	(0.2)	(0.2)	57.3
Gross receipts tax expense	11.6	0.1	—	—	11.7
Operating Revenues	$207.2	$14.1	$7.2	$(2.9)	$225.6

Year Ended September 30, 2020
Operating Income (Loss) [GAAP]	$334.3	$9.3	$(137.2)	$—	$206.4
Operation and maintenance expenses	421.3	11.8	38.2	(12.7)	458.6
Depreciation and amortization	189.7	0.6	7.0	—	197.3
Taxes, other than income taxes	146.5	1.1	0.8	—	148.4
Impairment losses	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(91.1)	(0.4)	—	—	(91.5)
Contribution Margin [Non-GAAP]	1,000.7	22.4	57.4	(12.7)	1,067.8
Natural gas costs	660.2	65.1	0.4	(29.6)	696.1
Gross receipts tax expense	91.1	0.4	—	—	91.5
Operating Revenues	$1,752.0	$87.9	$57.8	$(42.3)	$1,855.4

Year Ended September 30, 2019
Operating Income (Loss) [GAAP]	$293.4	$23.2	$(14.3)	$—	$302.3
Operation and maintenance expenses	441.7	11.7	31.6	(10.9)	474.1
Depreciation and amortization	179.4	0.1	2.2	—	181.7
Taxes, other than income taxes	151.7	0.8	1.5	—	154.0
Less: Gross receipts tax expense	(99.1)	(0.2)	—	—	(99.3)
Contribution Margin [Non-GAAP]	967.1	35.6	21.0	(10.9)	1,012.8
Natural gas costs	794.6	47.9	0.5	(2.7)	840.3
Gross receipts tax expense	99.1	0.2	—	—	99.3
Operating Revenues	$1,860.8	$83.7	$21.5	$(13.6)	$1,952.4

Adjusted Long-Term Capitalization and Reconciliation to GAAP

	September 30, 2020			September 30, 2019
(Millions)	Equity[1]	Debt	Total	Equity[1]	Debt	Total
Capitalization	$2,525.7	$2,423.7	$4,949.4	$2,546.4	$2,082.6	$4,629.0
Current portion of long-term debt	—	60.4	60.4	—	40.0	40.0
Long-term Capitalization [GAAP]	2,525.7	2,484.1	5,009.8	2,546.4	2,122.6	4,669.0
Reclassify 50% of preferred stock	(121.0)	121.0	—	(121.0)	121.0	—
Adjusted Long-term Capitalization [non-GAAP]	$2,404.7	$2,605.1	$5,009.8	$2,425.4	$2,243.6	$4,669.0

% of adjusted long-term capitalization	48.0%	52.0%	100.0%	51.9%	48.1%	100.0%

[1] Includes temporary equity of $3.4 as of September 30, 2020 and 2019.